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                                                                   EXHIBIT 10.56

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and effective as of May 21, 1997, by and between ROSS Technology, Inc., a Delaware corporation ("Company"), and Jack W. Simpson, Sr., an individual ("Executive"), with respect to the following facts and circumstances:

                                    RECITALS

         Company desires to engage Executive as Company's President, Chief Executive Officer, and as a member of Company's Board of Directors ("Board"), subject to shareholder ratification of continuing Board membership. Executive desires to be retained by Company in that capacity, on the terms and conditions and for the consideration set forth below.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1
                               EMPLOYMENT AND TERM

         1.1 EMPLOYMENT. Company hereby engages Executive in the capacity as Company's President, Chief Executive Officer, and as a member of the Board, subject to shareholder ratification of continuing Board membership, and Executive hereby accepts such engagement by Company upon the terms and conditions specified below.

         1.2 TERM. The term of this Agreement (the "Term") shall commence on May 21, 1997 (the "Hire Date") and shall continue in force until May 31, 2001, unless earlier terminated under Article 7 below. The period from the date hereof through May 31, 1998 and each 12-month period thereafter is sometimes called a "year of the Term."

                                    ARTICLE 2
                               DUTIES OF EXECUTIVE

         2.1 DUTIES. Executive shall perform all the duties and obligations of a President and Chief Executive Officer, including without limitation such duties as may be assigned to him from time to time by the Board, provided, however, that the Board may, in its discretion, delegate certain responsibilities to other executive officers and may also delegate such right to assign duties to one or more of the committees of the Board. Executive shall report to the Board. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of Company and its shareholders. Executive shall devote substantially all his business time and efforts to the rendition of such services. Executive shall at all times perform such services in compliance with and to the extent of his authority, shall use his best efforts to ensure that Company is in compliance with, any and all material laws, rules and regulations applicable to Company of which Executive is aware.

         2.2 COMPANY RULES. Executive shall, at all times during the Term, in all material respects, adhere to and obey any and all written internal rules and regulations governing the conduct of Company's executives and employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.







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         2.3 LOCATION OF SERVICES. Executive shall not be required to relocate from Austin, Texas, to perform the services hereunder, without his consent, except for travel reasonably required in the performance of his duties hereunder.

         2.4 EXCLUSIVE SERVICES. Except as otherwise expressly provided herein, Executive shall devote his business time, attention, energies, skills, learning and best efforts to the business of Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations, so long as such participation does not interfere with the duties and obligations of Executive hereunder. This Section 2.4, however, shall not be construed to prevent Executive from making passive outside investments so long as such investments do not require material time of Executive or otherwise interfere with the performance of Executive's duties and obligations hereunder. Executive shall not make any investment in an enterprise that competes with Company or that is a material supplier of Company without the prior written approval of the Board after full disclosure of the facts and circumstances; provided, however, that so long as Executive does not utilize material, non-public information this sentence shall not preclude Executive from owning up to one percent (1%) of the securities of a publicly traded entity.

         2.5 SERVICES ON OTHER BOARDS. Subject to prior approval of the ROSS Board of Directors, Executive shall be allowed to participate as a member of the Board of Directors of other companies or organizations.

                                    ARTICLE 3
                                  COMPENSATION

         3.1 DIRECT COMPENSATION. In consideration for Executive's services hereunder, Company shall pay Executive the amount of $13,460 in biweekly payments, annualized to approximately $350,000.00 per year ("Direct Compensation"), in accordance with Company's regular payroll schedule (less any deductions required for state, federal and local withholding taxes, any withholdings that are pursuant to Company's employee benefit plans or governmentally mandated, and any other authorized withholdings).

         3.2 DISCRETIONARY ANNUAL MERIT REVIEW. Company's Board, or the Human Resources Committee of the Board (the "HRC") will in its discretion conduct an annual merit review of Executive's Direct Compensation. This review will be conducted in the first quarter following the end of Company's each fiscal year. Any such review will not result in a decrease in Executive's then-effective Direct Compensation.

         3.3      BONUS.

                  3.3.1 GOALS AND BONUS AMENDMENT. For each fiscal year of Company ("FY") during the Term of this Agreement, conditioned upon Executive's accomplishment of certain pre-determined goals and objectives (the "Goals") to be established by the parties consistent with the Company's approved operating plan, Executive shall be eligible to receive a target bonus ("Bonus") as follows: The Bonus shall amount to 50% of the annual Direct Compensation of Executive during said fiscal year if 100% of the Goals are met. The Bonus shall be computed on a continuous linear scale from 0% to 50% for attaining 75% to 100% of the Goals. (For example, 30% of the Direct Compensation would be the Bonus amount for attaining 90% of the Goals.) No Bonus will be paid under this plan if less than a threshold of 75% of the Goals is met. However, in the event that 75% of the Goals is not achieved, the Board may, in its discretion, award to Executive a bonus in an amount to be solely determined by the Board. If 100% of the Goals are exceeded, the total bonus can be as high as 100% of the annual Direct Compensation of Executive during said fiscal year. If 100% to 150% of the Goals are attained, the bonus shall be 50% for the first 100% of the Goals attained plus a maximum of an additional 50% computed on a continuous linear scale up to 150% of the Goals attained. (For example, 80% of the Direct Compensation would be the Bonus amount for attaining 130% of the Goals.)







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                  3.3.2 BONUS PLAN. After consultation with Executive, the goals for each fiscal year will be determined by the Board or the Human Resources Committee of the Board (the "HRC") and will be presented in a formal document ("Bonus Plan") to Executive. In the first quarter of each subsequent fiscal year from FY1999 through FY2001 a new Bonus Plan will be presented to Executive.

                  3.3.3 PERFORMANCE RATING. In June, following the end of each fiscal year of the Term, the Board or the HRC will evaluate Executive's performance against the Goals set forth in the Bonus Plan for that fiscal year, determine the percentage attainment of those Goals ("Rating"), and inform Executive of the Rating and corresponding bonus amount.

                  3.3.4 PRO-RATING OF BONUS. In the event the full fiscal year specified in a Bonus Plan is not completed for any reason, except for termination as specified in Sections 7.1.1, 7.1.2, 7.1.3 or 7.2 the HRC will, in its sole judgment fairly determine a Rating and a pro-rated bonus amount for Executive after said fiscal year has ended. Any bonus under this Section 3.3 will be paid by the Company to Executive within 60 days after the end of the applicable fiscal year or the conclusion of a Major Event (as defined in Section 4.4), whichever is sooner.

         3.4 REPLACEMENT BONUS. Within thirty (30) days of the Hire Date, Company shall pay to Executive a one-time bonus in the amount of $130,000 (the "Replacement Bonus") to compensate Executive for amounts which Executive would otherwise have received had he remained employed by his previous employer.

                                    ARTICLE 4
                              EQUITY PARTICIPATION

         4.1 NON-QUALIFIED STOCK OPTIONS. Subject to the approval of the Stock Option Committee of the Board and to the approval of the "Restated Plan" (as defined below) by Company's shareholders, and pursuant to Company's Employee Stock Option and Restricted Stock Purchase Plan 3.0 (the "Restated Plan"), which is incorporated herein by this reference, Company will grant Executive non-qualified stock options for 100,000 shares of Company common stock with an exercise price of $0.05 per share to vest fifty percent (50%) on April 1, 1998, and fifty percent (50%) on April 1, 1999. Such vesting shall be conditioned upon Executive continuing to be an employee of the Company on the applicable vesting date (except as provided in Sections 7.3, 7.5.3 and 7.5.4 hereof). Any stock options received pursuant to this Section 4.1 shall be in addition to those received under Sections 4.2 and 4.3. Executive must exercise options for the 100,000 shares of Company common stock, if at all, no later than May 21, 2007.

         4.2 ADDITIONAL NON-QUALIFIED STOCK OPTIONS. Subject to the approval of the Stock Option Committee of the Board and to the approval of the Restated Plan by Company's shareholders, and pursuant to the Restated Plan, Company will also grant Executive non-qualified stock options for 400,000 shares of Company common stock, of which options to purchase 100,000 shares shall vest immediately. The remaining 300,000 options shall vest monthly at the rate of 6,250 per month, over the Term. Such vesting shall be conditioned upon Executive continuing to be an employee of the Company on the applicable vesting date (except as provided in Sections 7.3, 7.5.3 and 7.5.4 hereof). The exercise price for such options shall be $2.437 per share (the closing price of Company common stock on The Nasdaq Stock Market's National Market on the Hire Date). Executive must exercise options for the 400,000 shares of Company common stock, if at all, no later than May 21, 2007. In the event of a repricing of any of Executive's stock options, the vesting period for the 300,000 options granted pursuant to this Section 4.2 which did not vest immediately shall be reset (but the option to purchase 100,000 shares granted pursuant to this Section 4.2 which vested immediately shall remain fully vested).





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         4.3 PERFORMANCE STOCK OPTIONS. Subject to the approval of the Stock
Option Committee of the Board and to the approval of the Restated Plan by Company's shareholders, and pursuant to the Restated Plan, Company will grant Executive non-qualified stock options for 100,000 shares of Company common stock with an exercise price of $0.05 per share, to vest fifty percent (50%) on the day on which the average of the closing prices (computed for the preceding ten consecutive trading days) on The Nasdaq Stock Market's National Market or other national market system or other primary exchange on which Company common stock trades (the "FMV") exceeds $4.00 per share, and to vest fifty percent (50%) on the date on which the FMV exceeds $7.00 per share. If not previously vested, the stock options granted pursuant to this Section 4.3 shall terminate immediately upon termination of Executive's employment with the Company for any reason (subject to Sections 7.3, 7.5.3 and 7.5.4). Executive must exercise options for the 100,000 shares of Company common stock, if at all, no later than May 21, 2007.

         4.4 CHANGE OF CONTROL/MAJOR EVENT. In the event of a Major Event, any options granted pursuant to Sections 4.1 and 4.2, above, or subsequently granted to Executive by Company shall vest in full immediately, notwithstanding the foregoing provisions of this Article 4. A "Major Event" shall mean the occurrence of any of the following:

                  (A) Any "Person" or "Group" (as such terms are defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than Fujitsu Limited, a Japanese corporation, or a Person controlled thereby (collectively, "Fujitsu") becoming the "Beneficial Owner" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company or such entity.

                  (B) The consummation of the acquisition by Fujitsu, directly or indirectly, and regardless of the form or manner of the acquisition, of all of the issue and outstanding shares of Common Stock of the Company.

                  (C) The consummation of (x) a merger, consolidation or reorganization to which the Company is a party, whether or not the Company is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, to any Person other than the Company, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (C) (a "Transaction") does not otherwise result in a "Major Event" pursuant to subparagraph (A) of this definition of "Major Event"; provided, however, that no such Transaction shall constitute a "Major Event" under this subparagraph (C) if the Persons who were the stockholders of the Company immediately before the consummation of such Transaction and Fujitsu are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (C) or the Person to whom the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (C).

         4.5 STOCK OPTION AGREEMENTS. All grants of options pursuant to this
Article 4 shall be made pursuant to Company's standard stock option agreement, with such changes as may be necessary to effectuate the provisions of this
Article 4, and shall otherwise be subject to the terms and conditions set forth in the Restated Plan.





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                                    ARTICLE 5
                               EXECUTIVE BENEFITS

         5.1 VACATION. Executive shall be eligible for five (5) weeks of paid vacation each calendar year in accordance with the policies of Company generally applicable to senior executives; provided, however, to accommodate previously made commitments, Executive shall be eligible for four (4) weeks of paid vacation in Calendar 1997.

         5.2 LIFE INSURANCE BENEFITS. During the term of the Agreement, Company will pay the premium for the life insurance policy (which has a current death benefit of $1,448,500) which Executive purchased from his previous employer. Company has previously reimbursed Executive for having purchased this policy from his previous employer. The policy shall be owned solely by the Executive. Premiums for the policy will be paid annually and will be pro-rated in the event of termination or other interruption of Executive's employment (except as set forth in Sections 7.5.3 and 7.5.4). Executive's compensation shall be adjusted (i.e., grossed up) to compensate for any income tax Executive incurs as a result of the payment of the life insurance policy premiums by Company.

         5.3 RETIREMENT PLAN REPLACEMENT. During the term of the Agreement, quarterly premiums will be paid by Company, with a double payment to be made in the first quarter, to fund a deferred annuity owned by Executive to replace Executive's former SERP plan at his previous employer, in an amount appropriate to fully fund an annuity that will yield an annual benefit, upon Executive's sixtieth (60th) birthday, in the pre-tax amount of $152,540, payable for Executive's life. Company and Executive will cooperate in good faith with William Mercer Co. to implement such a plan. Executive's compensation shall be adjusted (i.e., grossed up) to compensate for any income tax Executive incurs as a result of the funding of such an annuity. Company and Executive agree that the quarterly payment necessary to fund the annuity (before "gross-up") is $68,056.

         5.4 TRAVEL, MOVING AND LIVING EXPENSES. Company will reimburse Executive for direct expenses, up to a maximum outlay of $100,000.00 (plus "gross-up") in connection with Executive's relocation to Austin, Texas. Executive's direct expenses shall include: expenses related to the sale and purchase of Executive's primary residence; expenses for moving personal items and household goods to Austin, Texas; and temporary living expenses (including apartment rental) in connection with Executive's move to Austin, Texas . The referenced "gross-up" shall compensate for income taxes incurred by Executive as a result of the reimbursements for direct expenses.

         5.5 AUTOMOBILE ALLOWANCE. Company shall, in its discretion, either provide Executive with a leased car or pay Executive a $1,000.00 monthly automobile allowance. Executive's compensation shall not be adjusted (i.e., grossed up) to compensate for any federal income tax Executive incurs as a result of the automobile allowance.

         5.6 BENEFITS. Executive shall receive all other such fringe benefits, such as health and disability insurance coverage and paid sick leave, and including Directors and Officers Liability coverage and indemnification for conduct in the course and scope of Executive's employment hereunder, as Company may offer generally to other senior executives under Company personnel policies in effect from time to time.

         5.7 DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. During the Term and for a period of at least three years thereafter, Company shall use commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance (which may be a run-off policy) covering Executive on terms and in an amount comparable to those applicable to Company's directors and officers as of the date of this Agreement; provided, however, that in no event shall Company be required to expend in excess of 150% of the current premium being paid by Company for such coverage.

                                    ARTICLE 6
                           REIMBURSEMENT FOR EXPENSES

         Executive shall be reimbursed by Company for all ordinary and necessary expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of Company in accordance with the policies of Company in effect from time to time. Executive shall keep accurate and complete records of all such expenses, including, but not limited to, proof of payment and purpose. Executive shall account fully for all such expenses to Company.





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                                    ARTICLE 7
                                   TERMINATION

         7.1 TERMINATION FOR CAUSE. Without limiting the generality of Section 7.2, Company shall have the right to terminate Executive's employment, without further obligation or liability to Executive, upon the occurrence of any one or more of the following events, which events shall be deemed termination for cause:

                  7.1.1 FAILURE TO PERFORM DUTIES. If Executive neglects or otherwise fails adequately to perform the duties of his employment under this Agreement, after having received written notice and a copy of a resolution from the Board specifying such failure to perform and a reasonable opportunity to perform; provided, however, that Executive's inability or failure to perform his duties due to sickness or disability shall not constitute grounds for termination for cause.

                  7.1.2 WILLFUL BREACH. If Executive willfully commits a material breach of this Agreement or a material breach of his fiduciary duty to Company or its shareholders.

                  7.1.3 WRONGFUL ACTS. If Executive is convicted of a felony or any other serious crime, commits a serious wrongful act or engages in other misconduct that would make the continuance of his employment by Company materially detrimental to Company, which determination shall be made as a reasonable exercise of the Board's judgment.

         7.2 TERMINATION BY EXECUTIVE. Executive may terminate his employment upon thirty (30) day's written notice to Company without liability to Company for damages incurred solely by reason of such termination.

         7.3 TERMINATION WITHOUT CAUSE. Notwithstanding anything to the contrary herein, Company shall have the right to terminate Executive's employment under this Agreement at any time without cause by giving notice of such termination to Executive; provided, however, that any termination without cause which occurs while an identifiable Major Event is being planned or executed shall not preclude the vesting (x) of all stock options (other than those granted to Executive pursuant to Section 4.3 hereof), which options shall totally vest if such Major Event occurs within nine months of the termination without cause, or
(y) of the stock options granted to Executive pursuant to Section 4.3 hereof, which options shall vest if the performance targets set forth in Section 4.3 for the vesting of such options are satisfied within three months of the termination without cause. Executive may exercise any stock options which vest as a result of this Section 7.3, if Executive desires to do so, no later than three months after the occurrence of the Major Event (in the case of options covered by clause (x)) or three months after the performance targets are satisfied (in the case of the options covered by clause (y)).

         7.4 EFFECTIVENESS ON NOTICE. Any termination under this Section 7 shall be effective upon receipt of notice by Executive of such termination or upon such other later date as may be specified by Company in the notice (the "Termination Date"), or in the event of notice by the Executive under Section 7.2, on the date specified by Executive in conformity with said section (also the "Termination Date").





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         7.5      EFFECT OF TERMINATION.

                  7.5.1 PAYMENT OF SALARY AND EXPENSES UPON TERMINATION. If the Term of this Agreement is terminated for any reason whatever, except as provided below, all pay and benefits provided to Executive by Company hereunder shall thereupon immediately cease and Company shall pay or cause to be paid to Executive all accrued but unpaid salary, earned bonus, if any (as provided by and subject to Sections 3.3.3 and 3.3.4), life insurance premiums, if applicable, and vacation benefits. In addition, promptly upon submission by the Executive of his unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 6, reimbursement for such expenses shall be made. In the event of any termination pursuant to Sections 7.1 or 7.2, no further vesting shall occur after the Termination Date with regard to any unvested stock options and Executive may exercise any vested and unexercised options, if Executive desires to do so, no later than three months after the date of termination.

                  7.5.2    [INTENTIONALLY OMITTED].

                  7.5.3 BENEFITS IN CONNECTION WITH TERMINATION WITHOUT CAUSE. If Company terminates Executive without cause (whether or not in connection with or following the planning or occurrence of a Major Event), in addition to the amounts payable to Executive under Section 7.5.1, in exchange for and subject to Executive's execution of a release containing substantive provisions substantially in the form attached hereto as Exhibit 1, and so long as Executive is in compliance therewith and with the non-competition, non-solicitation and confidentiality covenants set forth in Sections 8.1 and 8.2 hereof, Company shall continue to pay to Executive the amounts specified in Sections 3.1 (as such amount may be modified pursuant to Section 3.2) and 5.2 as well as its share of Executive's health and life insurance premiums for a period of twenty-four (24) months from the Termination Date (the "Termination Period"). In addition, subject to Section 7.3, the stock options described in Sections 4.1 and 4.2 shall continue to vest during the Termination Period (if not already vested) and Executive may exercise any vested and unexercised options, if Executive desires to do so, no later than three months after the expiration of the Termination Period; subject to Section 7.3, no further vesting shall occur with respect to the stock options described in Section 4.3; and Company shall continue to fund the annuity specified in Section 5.3 until May 21, 1999. Executive shall not be obligated to seek alternative employment nor shall payments hereunder be reduced as a result of any such employment. At any time that Executive executes a release under this Agreement, Company will in good faith and in its sole and absolute discretion consider a request by Executive that Company provide a release to Executive comparable to the release executed by Executive.

                  7.5.4 BENEFITS IN CONNECTION WITH VOLUNTARY TERMINATION FOLLOWING CERTAIN MAJOR EVENTS. If Executive voluntarily terminates his employment in accordance with Section 7.2 more than sixty (60) days but less than one hundred twenty (120) days following the occurrence of a Major Event which results in Company ceasing to be a public company (a "GOING PRIVATE EVENT"), in addition to the amounts payable to Executive under Section 7.5.1, in exchange for and subject to Executive's execution of a release containing substantive provisions substantially in the form attached hereto as Exhibit 1, and so long as Executive is in compliance therewith and with the non-competition, non-solicitation and confidentiality covenants set forth in Sections 8.1 and 8.2 hereof, Executive shall be entitled to receive the same amounts and benefits as if he had been terminated without cause (i.e., the amounts and benefits set forth in Section 7.5.3), except that the period of time set forth in Section 7.5.3 during which Company is required to fund the annuity specified in Section 5.3 shall be extended on a day-for-day basis for each day that Executive continues his employment with Company after the consummation of the Going Private Event.





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         7.6 BENEFITS LIMITATION. Notwithstanding anything to the contrary contained in this Agreement, any amounts which would otherwise be payable to Executive under this Agreement shall be reduced to the extent (if any) necessary to prevent (a) the sum of all amounts payable by the Company to Executive (whether pursuant to this Agreement or otherwise) which constitute "parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") from exceeding (b) 2.99 times Executive's "base amount" as defined in Section 280G of the Code. The Company's certified public accountants shall determine Executive's "parachute payments," "base amount," and, consequently, the amount of any reduction in the payments by the Company to Executive under this Agreement, and such determinations shall be final and binding on Executive and the Company. At Executive's request, Company shall provide Executive with its determination of Executive's "base amount" for any particular calendar year. As a result of the uncertainty in the application of Section 280G of the Code, it is possible that the amounts paid by the Company to Executive may be made in a manner inconsistent with the limitations provided in this Section 7.6 (an "Excess Payment" or "Underpayment", respectively). If it is established that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at one hundred twenty percent (120%) of the applicable federal rate (as defined in Section 1274(d) of the Code) compounded semi-annually from the date of your receipt of such Excess Payment until the date of such repayment. If it is determined that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within ten (10) calendar days of such determination, together with interest on such amount at one hundred twenty percent (120%) of the applicable federal rate compounded semi-annually from the date such amount should have been paid to Executive pursuant to the terms of this Agreement or otherwise, but for the operation of this Section 7.6, until the date of payment.


                                    ARTICLE 8
                      CONFIDENTIALITY, NON-COMPETITION, AND
                           COMPANY IDEAS AND PROPERTY

         8.1 CONFIDENTIAL INFORMATION. "Confidential Information" shall mean all business information, technological information, intellectual property, trade secrets, client lists and other information belonging to Company or relating to Company's business, technology or clients which is not a public record. In particular, such Confidential Information shall specifically include the information described in attached Exhibit 2, which is incorporated herein by this reference. Company agrees to provide access to such Confidential Information to Executive immediately upon and during the course of his employment. Executive agrees as follows:

                  a. While employed by Company, not to use or disclose any Confidential Information except as required in the performance of his duties with Company;

                  b. To turn over to Company all documents or other data compilations of any nature containing Confidential Information at the termination of his employment with Company; and

                  c. Following termination of his employment for any reason, not to use or disclose any Confidential Information for any reason without the prior written consent of Company.

         8.2 NONCOMPETITION. If Executive's employment with Company is terminated for any reason, Executive agrees not to engage directly or indirectly in any of the conduct set forth in subsections (a) through (c) below for a period of two years:

                  a. Hire, attempt to hire or assist any other person in hiring or attempting to hire, or otherwise interfere with the relationship of the Company with, any person who is then employed by the Company or has been so employed by the Company within the four month period preceding any such solicitation, discussion, hire or attempt to hire, or any contractor or other agent of Company who is then performing services for Company or who has so performed services for the Company within the four month period preceding any such solicitation, discussion, hire or attempt to hire (unless, in the case of a contractor or agent who does not have a confidential relationship with Company, any such action by Executive would not prevent Company from using the services of such contractor or agent;





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                  b.       Solicit the business of either (i) any customer or
                           client of Company to whom Company rendered services or sold products during the one-year period prior to termination of Executive's employment, or (ii) any person or entity whose business Company solicited during the one-year period prior to termination of Executive's employment, except for those introduced by Executive to Company (who shall be identified from time to time by letter from Executive to Company or otherwise, subject to Company's approval thereof); or

                  c. Engage in any business in which the knowledge of Executive of Confidential Information is or may be used, directly or indirectly, in competition with Company, whether as an employee, consultant, or otherwise.

         8.3      OWNERSHIP OF IDEAS.

                  a. Company will own, and Executive hereby agrees to transfer and assign to it, all rights in and to any material and/or ideas and all results and proceeds of Executive's services hereunder, conceived of or produced during the Term by Executive. Executive agrees to execute and deliver to Company such assignments, certificates of authorship, or other instruments in accordance with standard industry practice, and otherwise provide proper assistance, at Company's request and expense and for its benefit or that of its nominees, during and after Executive's employment by Company to obtain patents, copyrights, and legal protection for inventions or innovations in any country;

                  b. Executive's agreement to assign to Company any of his rights as set forth above does not apply to any invention which Executive develops entirely upon his own time without using Company's equipment, supplies, facilities or trade secret information, the invention does not relate at the time of conception or reduction to practice to Company's business, or actual or demonstrably anticipated research or development of Company, and the invention does not result from any work performed by Executive for Company.

         8.4      PROPERTY OF COMPANY.

                  a. All memoranda, notes, records, papers, data and documents concerning the business of Company or any of its subsidiaries, whether in tangible or intangible form (including all information stored in electronic form), all computer programs and software, and all copies of any of the foregoing, made, obtained, compiled by or made available to Executive during the Term, and all equipment (including personal computers and other computer equipment) made available to or obtained by Executive from Company (collectively referred to as "Company Property"), will be and remain the exclusive property of Company during and after the termination of Executive's employment relationship with Company, and Executive will leave all Company Property with Company at the time his employment terminates. Executive will return any and all Company Property that he may have taken, and, if requested by Company to do so, will execute a statement confirming compliance with this subsection upon termination of his employment relationship with Company.

         8.5 REMEDIES. Executive understands and agrees that Company will be irreparably damaged in the event that the noncompetition provisions set forth above are violated. Executive agrees that, in addition to any other remedy to which it may be entitled, at law or in equity, Company shall be entitled to an injunction to specifically enforce the terms and provisions hereof.

                                    ARTICLE 9
                                   ARBITRATION

         9.1 EXCLUSIVE REMEDY. In the event there is any dispute between Executive and Company which the parties are unable to resolve themselves, including any dispute with regard to the application, interpretation or validity of this Agreement or any dispute with regard to any aspect of Executive's employment or the termination of Executive's employment, both Executive and Company agree by entering into this Agreement that the exclusive remedy for determining any such dispute, regardless of its nature, will be by arbitration in accordance with the then most applicable rules of the American Arbitration Association; provided, however, the breach of the obligation to provide services under this Agreement or of the obligations of Article 8 may be enforced by an action for injunctive relief and damages in a court of competent jurisdiction.

         9.2 SELECTION OF ARBITRATOR. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list designated by the Houston, Texas office of the American Arbitration Association of seven arbitrators all of whom shall be retired judges who have had experience in the employment law, who are actively involved in hearing private cases and who are resident in the greater Austin area. If the parties are unable to select an arbitrator from the list provided by the American Arbitration Association, then the parties shall each strike names alternatively from the list, with the first to strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator. Any arbitration shall be administered by the American Arbitration Association only if both parties so agree.

         9.3 APPLICATION OF PROCEDURES. This agreement to resolve any disputes by binding arbitration shall extend to claims against any shareholder or partner of Company, any brother-sister company, parent, subsidiary or affiliate of Company, any officer, director, employee, or agent of Company, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. The arbitrator shall apply the same substantive law as would be applied by a court having jurisdiction over the parties and their dispute and the remedial authority of the arbitrator shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim brought in arbitration if the arbitrator determines that the claim does not state a claim or a cause of action which could have been properly pursued through court litigation. In the event of a conflict between the then most-applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

         9.4 REPRESENTATION AND COSTS. Each party may be represented by counsel or other representative of the party's choice and each party shall be responsible for the costs and fees of its counsel or other representative. Any filing or administrative fees shall be borne by the party incurring such fees. The fees and costs of the arbitrator shall be borne equally between the parties. The prevailing party in such arbitration proceeding, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled to the extent permitted by law, to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses and attorneys' fees.

         9.5 AWARD. The arbitrator shall render an award and opinion in the form typical of that rendered in labor arbitrations and the award of the arbitrator shall be final and binding upon the parties. If any of the provisions of this Section are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of these provisions and this Section shall be reformed to the extent necessary to insure that the resolution of all conflicts between Executive and Company, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. In the event a court finds that the arbitration procedure set forth herein is not absolutely binding, then it is the intent of the parties that any arbitration decision should be fully admissible in evidence, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

         9.6 LOCATION OF ARBITRATION. Unless mutually agreed by the parties otherwise, any arbitration shall take place in Austin, Texas. In the event the parties are unable to agree upon a location for the arbitration, the location within Texas shall be determined by the arbitrator.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 AMENDMENTS. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

         10.2 ENTIRE AGREEMENT. This Agreement, including the Restated Plan and any stock option agreements, constitutes the total and complete agreement of the parties and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

         10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

         10.4 SEVERABILITY. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

         10.5 WAIVER OR DELAY. The failure or delay on the part of Company or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of a default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

         10.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and permitted assigns, except as otherwise provided herein. Company may assign its rights under this Agreement to any entity controlled (directly or indirectly) by Company, but no such assignment shall relieve Company of its obligation to make the payments due to Executive hereunder if the assignee does not make such payments.

         10.7 NO ASSIGNMENT OR TRANSFER BY EXECUTIVE. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive. Any purported assignment or transfer by Executive shall be void.

         10.8 NECESSARY ACTS. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

         10.9 GOVERNING LAW. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas without regard to its or any other jurisdiction's conflicts of laws principles.

         10.10 LEGAL ENFORCEMENT. If either of the parties shall initiate legal action or other proceeding under Article 8 for the enforcement of this Agreement, or because of an alleged breach, default or misrepresentation in connection with such Article, the parties consent to personal jurisdiction in the appropriate state or federal court located in Austin, Texas.

         10.11 NOTICES. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or three (3) business days after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his or its address set forth as follows or any other address that any party may designate by written notice to the other parties:

                  To Executive at:  6502 Corpus Christi Drive
                                    Austin, Texas  78729

                         and   :    741 Eagles Mere Court
                                    Alpharetta, Georgia 30005

                  With a copy to:   Chernesky, Heyman & Kress, LLP
                                    1100 Courthouse Plaza, S.W.
                                    P.O. Box 3808
                                    Dayton, Ohio 45401-3808
                                    Attention: Fred Caspar, Esq.

                  To Company at:    ROSS Technology, Inc.
                                    5316 Highway 290 West
                                    Suite 500
                                    Austin, Texas  78735
                                    Attention:      Chairman of the Board
                                                    and Chief Financial Officer

                  With a copy to:   Irell & Manella LLP
                                    1800 Avenue of the Stars
                                    Suite 900
                                    Los Angeles, CA  90067-4276
                                    Attention:  David A. Dull, Esq.

         10.12 HEADINGS AND CAPTIONS. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

         10.13 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by sophisticated parties and each party has cooperated in the drafting and preparation of this Agreement. In any construction or interpretation of this Agreement, the same shall not be construed against any party by reason of the source of drafting, but rather all terms and definitions contained herein shall be construed to give effect to the fullest extent possible to the express or implied intent of the parties.

         10.14 COUNSEL. Executive has been advised by Company that he should seek the advice of independent counsel in connection with the negotiation, preparation and execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate. THE PARTIES ACKNOWLEDGE THAT IRELL & MANELLA LLP HAS ACTED SOLELY AS COUNSEL TO COMPANY IN CONNECTION WITH THE NEGOTIATION, PREPARATION AND EXECUTION OF THIS AGREEMENT.

         10.15 WITHHOLDING OF COMPENSATION. Executive hereby agrees that Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive's employment any amounts required to be deducted and withheld by Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

         10.16 SURVIVAL OF CERTAIN OBLIGATIONS. The obligations created under the provisions of Sections 8 and 9, shall survive the expiration, suspension or termination, for any reason, of this Agreement or the Executive's employment hereunder until such obligations created thereunder are fully satisfied.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

                                                     ROSS TECHNOLOGY, INC.,
                                                     a Delaware Corporation



                                                     By:
                                                        -----------------------
                                                     Its:
                                                         ----------------------
JACK W. SIMPSON, SR.

Social Security # ###-##-####
                  -------------

Date of Birth   August 16, 1941
                ---------------

                                                                       EXHIBIT 1

                                 FORM OF RELEASE

                  1. General Release by Simpson. Simpson does hereby and forever release and discharge the Company and any subsidiary and affiliated corporations of the Company as well as the successors, shareholders (including without limitation Fujitsu Limited ("Fujitsu")), officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present (collectively, the "Company Parties"), from any and all cause or causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, whether statutory or common law, heretofore or hereafter arising out of, connected with or incidental to any dealings between the parties prior to the date of execution of this release, including without limitation on the generality of the foregoing, any and all claims, demands or causes of action attributable to, connected with, or incidental to the employment of Simpson by the Company, the separation of that employment, and any dealings between Simpson and any of the Company Parties concerning the Company, Simpson's employment or any other matter existing prior to the date of execution of this release, excepting only (i) the Company's obligations to make payments or provide benefits to Simpson in connection with the termination of his employment as and to the extent required by the Employment Agreement, (ii) Simpson's rights under outstanding stock options and the related stock option agreements, as such rights may have been affected by the termination of Simpson's employment, as explicitly set forth in the Employment Agreement or the applicable stock option agreements, and (iii) Simpson's right as a director and/or officer of the Company to indemnification as set forth in the Company's Certificate of Incorporation or Bylaws or any indemnification agreement between the Company and Simpson. This release is intended to apply to any claims arising under federal, state or local laws, including those which prohibit discrimination on the basis of race, national origin, sex, religion, age, marital status, pregnancy, handicap, perceived handicap, ancestry, sexual orientation, family or personal leave or any other form of discrimination, any common law claims of any kind whatever, any claims for salary, severance pay, sick leave, family leave, vacation pay, life insurance, bonuses, stock, stock options, incentive compensation, health insurance, disability or medical insurance or any other fringe benefit or compensation, and all rights and claims arising under the Employee Retirement Income Security Act of 1974 ("ERISA"), or pertaining to ERISA regulated benefits. In the event any shareholder released by this release shall bring an action against Simpson with regard to any matters occurring before the effective date of this release, Simpson's release of such party pursuant to this paragraph shall be null and void from the effective date of this release. This release is not intended to affect any interest Simpson may have as the beneficiary of any judgment or settlement secured by (or for the benefit of) the Company as a result of any shareholder's derivative action; provided, however, that Simpson agrees he will not instigate, initiate or assist any such action.

                  2. Age Discrimination in Employment Act Waiver and Release. The waiver and release given below is given only in exchange for consideration in addition to anything of value to which Simpson is already entitled. This waiver and release set forth does not waive rights or claims which may arise after the date of execution of this release. Simpson acknowledges that (i) this paragraph is written in a manner calculated to be understood by Simpson, (ii) by reviewing this paragraph or drafts thereof he has been advised in writing to consult with an attorney before executing this release, (iii) he was given a period of 21 days within which to consider this paragraph, and (iv) to the extent he executes this release, including this paragraph, before the expiration of the 21 day period, he does so knowingly and voluntarily and only after consulting with an attorney. Two hundred fifty thousand dollars of the severance consideration to be received by Simpson shall be allocated to this paragraph. Simpson shall have the right to cancel and revoke this paragraph during a period of seven days following his execution of the release and this paragraph shall not become effective, and no money shall be paid hereunder, until the expiration of such seven day period. All other provisions of this release shall become effective upon execution and the Company shall pay to Simpson all of the severance consideration he is to receive except for the two hundred fifty thousand dollars allocated to the waiver and release under this paragraph. Simpson shall

                                    Exhibit 1
                                   (continued)

notify the Company in writing of the date of the execution of this release by faxing to the Company a signed and dated copy of the signature page signed by him. The seven day period of revocation shall commence upon the date of Simpson's execution of this release. Within the seven day revocation period, Simpson or his counsel shall forward to the Company a copy of this release fully executed by Simpson. In order to revoke this paragraph, Simpson shall deliver to the Company, prior to the expiration of said seven day period, a written notice of revocation. In the event of such revocation, the Company's obligation to pay to Simpson the fifty thousand dollars allocated to the waiver and release under this paragraph shall be cancelled.

                                                                       EXHIBIT 2

                            CONFIDENTIAL INFORMATION

         1. Confidential Information. For purposes of the Agreement to which this is attached, the term "Confidential Information" includes all of the following information and materials, whether in written, oral, magnetic, photographic, optical or other form and whether now existing, or developed or created during the period of Executive's employment with Company:

                  1.1 Software. Any and all ideas, concepts, know-how, methods, techniques, structures, information and materials relating to existing software products or firmware products and software or firmware in various states of research and development including source code, object and load modules, requirements specifications, design specifications, design notes, flow charts, coding sheets, annotations, documentation, technical and engineering data, laboratory studies, benchmark test results, and the structures, organization, sequence, designs, formulas and algorithms which reside in such products and which are not generally known to the public or within the industries or trades in which Company competes.

                  1.2 Hardware. Any and all ideas, concepts, know-how, methods, techniques, structures, information and materials relating to the design, development, engineering, invention, patent, patent application, manufacture or improvement of any and all computer, telecommunications, or electronic equipment, components, devices, techniques, processes or formulas (including, without limitation, mask works, semiconductor chips, processors, memories, disc drives, tape heads, computer terminals, keyboards, storage devices, printers, testers and optical character recognition devices) and any and all components, devices, techniques or circuitry incorporated in any of the above which is or are constructed, designed, improved, altered or used by Company and which is or are not generally known to the public or within the industries or trades in which Company competes.

                  1.3 Business Procedures. Internal business procedures and business plans, including analytical methods and procedures, licensing techniques, processes and equipment, technical and engineering data, vendor names, other vendor information, purchasing information, financial information (including Company fees and rates for services and other billing or collection related information), service and operational manuals and documentation therefor, ideas for new services and other such information which relates to the way Company conducts its business and which is not generally known to the public or within the industries or trades in which Company competes, except for those management techniques and tools introduced by Executive to Company (which shall be identified from time to time by letter from Executive to Company or otherwise, subject to Company's approval thereof).

                  1.4 Marketing Plans and Clients Lists. Any and all client and marketing information and materials, such as (a) strategic data, including marketing and development plans, forecasts and forecast assumptions and volumes, and future plans and potential strategies of Company which have been or are being discussed; (b) financial data, including price and cost objectives, price lists, pricing policies and procedures, and quoting policies and procedures; and
(c) client data, including client lists, names of existing, past or prospective clients and their representatives, data provided by or about prospective, existing or past clients, client service information and materials, data about the terms, conditions and expiration dates of existing contracts with clients and the type and quantity of services received by clients of Company.

                  1.5 Third Party Information. Any and all information and materials in Company's possession or under its control from any other person or entity which Company is obligated to treat as confidential or proprietary.

                                    Exhibit 2
                                   (continued)


                  1.6 Not Generally Known. Any and all information not generally known to the public or within the industries or trades in which Company competes.

                  1.7 Exclusion. Excluded from Confidential Information are any procedures introduced to the Company by Executive such as "Decision Mapping." This exclusion shall not apply to procedures developed by Executive while an employee of the Company.

         2. General Skills and Knowledge. The general skills and experience gained by Executive during Executive's employment with Company, and information publicly available or generally known within the industries or trades in which Company competes, are not Confidential Information.